Exhibit 99.1
FROM: MSA (MSA Safety Incorporated)
Ticker: MSA (NYSE)
Media Contact: Mark Deasy - (724) 741-8570
Investor Relations Contact: Elyse Lorenzato - (724) 741-8525

MSA Board Elects Nishan J. Vartanian CEO of MSA Safety;
William M. Lambert Elected Non-Executive Chairman
PITTSBURGH, May 15, 2018 - The Board of Directors of global safety equipment manufacturer MSA Safety (NYSE: MSA) today elected Nishan J. Vartanian to the position of President and Chief Executive Officer of the company, and William M. Lambert to the position of non-executive Chairman. Mr. Vartanian’s election is part of a planned management succession the company announced in December 2017. Mr. Lambert, who will retire from MSA as an active full-time employee at the end of this month, has served as MSA’s CEO since 2008 and Chairman since 2015. Mr. Vartanian, 58, is the ninth CEO of the 104-year-old Pittsburgh-based company and most recently served MSA as President and Chief Operating Officer.
“I want to congratulate Nish on his election to CEO,” Mr. Lambert said. “Nish is a proven leader who is ideally suited to lead MSA into its second century of business. In addition to having the experience necessary for this role, Nish possesses great strategic vision, a growth-focused mindset, and the communication and leadership skills that I know will inspire and motivate our associates to achieve great things,” he said. “I am also honored the Directors of MSA have expressed confidence in my ability to continue to serve the company in a new, non-executive capacity.”
As Mr. Lambert steps down as CEO, he told shareholders at the company’s Annual Meeting today that one of his proudest accomplishments was developing a high performance leadership team. “Without question Nish will have an excellent team supporting him in the years ahead, both at the executive level and at all positions throughout this organization.”
(more)

As President and CEO, Mr. Vartanian will continue to oversee the implementation of many strategic initiatives across MSA’s global portfolio to drive the future performance of the company. “Under Bill’s leadership, we have created a very solid foundation for MSA. Our focus now is to leverage that foundation to grow our business and carry out our enduring mission ‘that men and women may work in safety and that they, their families and communities may live in health throughout the world,’” Mr. Vartanian said.
Mr. Vartanian joined MSA in 1985 as a sales intern and shortly thereafter moved into a sales position working in the Atlanta, Ga., area. Over his 33-year career with the company, Mr. Vartanian has served in a variety of capacities. These include U.S. National Sales Manager; Director of North America Commercial Sales and Distribution; Vice President and Global Business Leader for MSA's Fixed Gas and Flame Detection business; Vice President of MSA North America; and Senior Vice President and President, MSA Americas.
Mr. Vartanian received a bachelor's degree in management from the University of Massachusetts Amherst in 1983. In addition to his MSA responsibilities, Mr. Vartanian serves on the board of trustees for the Manufacturers Alliance for Productivity and Innovation (MAPI), and is an active volunteer for the Woodlands Foundation, a nonprofit organization dedicated to enriching the lives of children and adults with disability and chronic illness.
Robert A. Bruggeworth, lead independent director for MSA’s Board of Directors, commented, “Bill has done an outstanding job in guiding the company as CEO. Under his tenure, MSA has developed innovative products and executed several strategic acquisitions to support its industry-leading positions in key markets, while also driving a step-change in profitability in recent years,” he said. “Bill leaves the executive management of MSA well prepared for the future and, in Nish, we have an experienced and dynamic leader in whom I and our entire Board have full confidence.”

Note to Local Editors: Mr. Vartanian and his wife Pam reside in Seven Fields, Pa. Mr. Lambert and his wife Sandy reside in Cranberry Township, Pa.
(more)

About MSA Safety

Established in 1914, MSA Safety Incorporated is the global leader in the development, manufacture and supply of safety products that protect people and facility infrastructures. Many MSA products integrate a combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life-threatening situations. The company's comprehensive product line is used by workers around the world in a broad range of markets, including the oil, gas and petrochemical industry, the fire service, the construction industry, mining and the military. MSA’s core products include self-contained breathing apparatus, fixed gas and flame detection systems, portable gas detection instruments, industrial head protection products, firefighter protective apparel and helmets, and fall protection devices. With 2017 revenues of $1.2 billion, MSA employs approximately 4,700 people worldwide. The company is headquartered north of Pittsburgh in Cranberry Township, Pa., and has manufacturing operations in the United States, Europe, Asia and Latin America. With more than 40 international locations, MSA realizes approximately half of its revenue from outside North America. For more information visit MSA’s web site at www.MSAsafety.com.

# # #